EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 30, 2011, with respect to the statement of condition including the related portfolio of Insured Municipals Income Trust, Series 638 (included in Van Kampen Unit Trusts, Municipal Series
1028) as of November 30, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-176346) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 30, 2011